Exhibit 23.4

6 September 2022

Company Name: Grab Holdings Limited

Address: 3 Media Close, Singapore 138498

Dear Sir/Madam,

Reference: Letter of authorisation to use Euromonitor International Limited’s (“Euromonitor”) name and data

We are writing in connection with the forthcoming filings of post-effective amendments to two registration statements on Form F-1 by Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) (the “Registration Statements”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, currently scheduled to be made in September 2022.

We have reviewed the Registration Statements and referred to in this letter as the “Authorised Materials”) and the Company’s request for our permission to publish Euromonitor’s name and data in those materials in the form set out in the draft text which you have given us (“Approved Text”). The Approved Text is either attached to this letter or will be set out in a separate document in which that text has been expressly identified in writing by Euromonitor as the Approved Text referred to in this letter.

We confirm that the Approved Text in the Registration Statements accurately describes the deliveries, mobility and financial services markets as such markets exist within the regions set forth in our independent Industry overview report (tile “Report”), and we acknowledge that such information may also be referred to in other sections of the Registration Statements.

Euromonitor hereby agrees to the publication, issuing to the public and use of its name (including the naming of Euromonitor as an expert in the Registration Statement), information, statements and data, without seeking Euromonitor’s further consent (i) in the Registration Statements and any amendments thereto, including, but not limited to, under the “Prospectus Summary,” “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Market Opportunities” and “Business” sections; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and their respective subsidiaries and affiliates and (v) in other publicity and marketing materials in connection with the Company’s business, potential or actual strategic collaborations or partnerships, and communications with third parties, including, without limitation, the media and the Company’s shareholders, subject to and in accordance with the terms of the Agreement. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes. This permission to use the Approved Text in the Authorized Materials is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission. If the Authorised Materials are published within 90 days after the date of this letter, all the consents granted under this paragraph shall continue to be valid and effective indefinitely.

Euromonitor hereby confirms that it has an arm’s length relationship with the Company and that it has acted independently of the Company in compiling the data in the Approved Text.

We remind you that, in accordance with the terms and conditions of the Agreement (which shall apply in full to the Company’s use of the Approved Text in the Authorised Materials):

•

Except as otherwise specified in this letter, the authorisation provided by Euromonitor under this letter applies only to the use of the Approved Text in connection with the Authorised Materials. Except as otherwise specified in this letter, it does not authorise the Company to make any uses in connection with any other type of document or activity (such as the making of marketing claims);

Euromonitor International Ltd. registered in England at the above address No.1040587

•

Save for the authorizations and consents already granted elsewhere in this letter, any use of Euromonitor’s name or data beyond publication of the Approved Text in the Authorised Materials and its issue to the public requires Euromonitor’s separate and specific written authorisation from Euromonitor (which it may grant or withhold at its sole discretion) and for which additional terms and conditions shall apply; and

•	any authorised use of the Approved Text must include the disclaimer in the agreed form and the source and copyright acknowledgement notices.

The permission granted by Euromonitor under this letter shall be effective on your receipt of this letter and no further steps are required by you to obtain that permission. However, we kindly request that you acknowledge safe receipt of this letter by email to soonyen.leong@Euromonitor.com and keep a safe copy for your records.

Yours faithfully

For and on behalf of Euromonitor International Limited

/s/ Chris Wetherall

Name: Chris Wetherall

Title: Sales Director

Euromonitor International Ltd. registered in England at the above address No.1040587